RENEWAL OF SUB-ADVISORY AGREEMENT

THIS AGREEMENT, made this 22nd day of August, 2000 between Citizens Advisers, a California Corporation (the "Adviser"), Seneca Capital Management, LLC, a California Limited Partnership (the "Sub-Adviser") and Citizens Funds, an open end investment company organized and existing under the laws of the Commonwealth of Massachusetts (the "Fund").

                                   WITNESSETH
                                   ----------

         WHEREAS, there is now in effect Sub-Advisory Agreement dated September 15, 1998, to be in effect through September 14, 2000, between the Adviser, the Fund and the Sub-Adviser, providing portfolio management services, to be furnished to the Fund by the Sub-Adviser on certain terms and conditions and subject to certain provisions set forth therein; and

         NOW, THEREFORE, such parties agree as follows:

         5. The Sub-Advisory Agreement dated September 15, 1998, is in regard to the Citizens Emerging Growth Fund, is hereby renewed for an additional period of approximately one year beginning September 15, 2000 and ending at the close of business on September 14, 2001.

         6. The Sub-Advisory Agreement dated September 15, 1998 is, in regard to the Citizens Income Fund, hereby renewed for an additional period beginning September 15, 2000 and ending at the close of business on November 30, 2000.

         7. In all other respects said Sub-Advisory Agreements, as now amended and in effect, are reaffirmed and shall continue in effect for the period provided by such Agreements as renewed by this Agreement.

         8. This Agreement may be executed in several counterparts, each of which shall be original.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.


Citizens Funds                                           Citizens Advisers, Inc.

By--------------------------                       By---------------------------
  Azie Taylor Morton                                 John L. Shields
  Chair, Board of Trustees                           President

Seneca Capital Management, LLC

By--------------------------
  Gail Seneca Managing
  Partner


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


                        RENEWAL OF SUB-ADVISORY AGREEMENT

THIS AGREEMENT, made this 22nd day of August, 2000 between Citizens Advisers, a California Corporation (the "Adviser"), Clemente Capital, Inc., a New York Corporation (the "Sub-Adviser") and Citizens Funds, an open end investment company organized and existing under the laws of the Commonwealth of Massachusetts (the "Fund").

                                   WITNESSETH
                                   ----------

         WHEREAS, there is now in effect Sub-Advisory Agreement dated February 8, 1994, to be in effect through September 14, 2000, between the Adviser, the Fund and the Sub-Adviser, providing portfolio management services, to be furnished to the Fund by the Sub-Adviser on certain terms and conditions and subject to certain provisions set forth therein; and

         NOW, THEREFORE, such parties agree as follows:

         1. The Sub-Advisory Agreement dated February 8, 1994, is hereby renewed for an additional period of approximately one year beginning September 15, 2000 and ending at the close of business on September 14, 2001.

         2. Article 2 of the Sub-Advisory Agreement dated February 8, 1994 is hereby amended as follows: For the services rendered by the Sub-Adviser under this Agreement, the Adviser shall pay to the Sub-Adviser the following compensation, computed on average daily net assets at the annual rate of: Citizens Global Equity Fund - 35 basis points on the first five hundred million dollars ($500,000,000) of assets under management in the portfolio and 25 basis points on all amounts over five hundred million dollars ($500,000,000) of assets under management in the portfolio.

         3. In all other respects said Sub-Advisory Agreements, as now amended and in effect, are reaffirmed and shall continue in effect for the period provided by such Agreements as renewed by this Agreement.

         4. This Agreement may be executed in several counterparts, each of which shall be original.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.

Citizens Funds                                           Citizens Advisers, Inc.

By--------------------------                       By---------------------------
  Azie Taylor Morton                                 John L. Shields
  Chair, Board of Trustees                           President

Clemente Capital, Inc.

By--------------------------
  Richard W. McWalters
  Chief Executive Officer


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